Exhibit 99.1
Synalloy Appoints Aaron Tam as Chief Financial Officer
Richmond, Virginia, August 30, 2021 – Synalloy Corporation (Nasdaq: SYNL) (“Synalloy” or the “Company”), an industrials company focused on the production and distribution of piping, tubing and specialty chemicals, has appointed Aaron Tam as chief financial officer, effective today.

Mr. Tam brings over 20 years of executive level experience in finance and accounting, including serving in CFO roles across a variety of industries. Mr. Tam joins Synalloy from his role as CFO of Northstar Aerospace, a leading independent manufacturer of components and assemblies to the global aerospace industry, where he served since 2013. At Northstar, he was instrumental in driving the company’s return to profitable growth while leading the financial planning and reporting, accounting, capital markets, treasury and tax functions.

Prior to Northstar, Mr. Tam served in multiple CFO roles encompassing a broad range of industries. Additionally, he spent more than a decade with FTI Consulting and PWC as a consultant, interim senior executive, or restructuring advisor to a variety of businesses, where he developed a track record of implementing disciplined cost controls, improving liquidity and working to develop and execute operational improvement plans.

“Aaron is a seasoned financial executive with a strong background in industrial manufacturing,” said Chris Hutter, interim president and CEO of Synalloy. “We believe that he is particularly well-equipped to work with our senior executive team to help us execute on our planned sales growth and margin improvements. With deep functional expertise and technical knowledge in all aspects of corporate finance, financial planning and organizational development, I believe Aaron will be a valuable asset to the Company, and I am proud to welcome him to our executive team.

“I’d also like to thank Sally Cunningham for her service and dedication to Synalloy over the years. We wish her the best in her future endeavors.”

Commenting on his appointment, Mr. Tam stated: “I am very excited to join the Synalloy team. I believe the potential for growth and value creation is tremendous, given the strategic positioning of the Company’s business segments and the dedicated and experienced leaders I have already met. Having played a leadership role in similar business situations and industries, I am confident that we will develop and execute plans to drive consistent sales and margin growth. I look forward to becoming part of the Synalloy team and helping to build long-term value.”

Mr. Tam holds a Ph.D and M.A. in corporate finance, industrial organization, and econometrics from Northwestern University and an A.B. in economics from the University of Michigan.

As a material inducement to accept the Company’s offer of employment in accordance with Nasdaq Listing Rule 5635(c)(4), Mr. Tam was granted 18,340 shares of the Company’s common stock, subject to one-half of the shares vesting on the third anniversary of the grant date and the other one-half of the shares vesting when the 30-day volume weighted average price of the Company’s stock reaches $17.00 per share.

About Synalloy Corporation
Synalloy Corporation (Nasdaq: SYNL) is a company that engages in a number of diverse business activities including the production of stainless steel and galvanized pipe and tube, the master distribution of seamless carbon pipe and tube, and the production of specialty chemicals. For more information about Synalloy Corporation, please visit its web site at www.synalloy.com.

Exhibit 99.1
Company Contact
Aaron Tam
Chief Financial Officer
1-804-822-3260

Investor Relations
Cody Slach and Cody Cree
Gateway Investor Relations
1-949-574-3860
SYNL@gatewayir.com

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